Exhibit h.2

FORM OF DEALER AGREEMENT

Blackstone Advisory Partners L.P. (“Distributor”) serves as a principal underwriter for Blackstone Real Estate Income Fund [II] (the “Fund”), a closed-end, non-diversified, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund. Distributor and [            ] (“Dealer”) hereby agree that Dealer will participate in the distribution of the shares of the Fund described on Exhibit A hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the [        ] day of [            ], 201[    ].

SECTION 1. LICENSING

a. Distributor and Dealer each represent and warrant to each other that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares of the Fund; and (iv) each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

b. Distributor and Dealer agree that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Fund is offered shall cause the termination of this Agreement. Each party further agrees to notify the other party promptly in writing of any such action or event.

c. Distributor and Dealer agree that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Distributor and Dealer acknowledge that, subject to the indemnification described in Section 9 of this Agreement, neither party has responsibility for the manner of the other party’s performance of, or for acts or omissions in connection with, the duties and activities performed by the other party under this Agreement.

d. Distributor and Dealer agree to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA.

SECTION 2. ORDERS

a. Dealer agrees to offer and sell Shares only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”); and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling.

b. Dealer agrees that it will sell Shares only to its customers (“Clients”) reasonably believed to be “qualified clients” within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended (such Clients, “Eligible Investors”).

c. In all offers and sales of the Shares to Eligible Investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

d. All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares. Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by Dealer if the Client otherwise meets the eligibility criteria set forth in the Prospectus, and provided further, that upon any such rejection the Distributor shall promptly advise Dealer of such rejection.

e. Dealer agrees that payment for orders from Dealer Shareholders for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. On the date on which payment for Shares is to be received by the Fund, Dealer will remit the payment for the purchase of Shares it has received, less any sales loads, if applicable, from each Client that proposes to make an investment in the Fund, to an account designated by Distributor. If the payment for a Client’s Shares is not received, Distributor may cancel the sale of Shares to the Client, and will inform Dealer of such cancellation promptly thereafter. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity that invests in the Fund and was introduced by Dealer to the Fund during the term of this Agreement.

f. It is understood that the then-current offering price for Shares generally will not be known until approximately 30 days after the effective date of the Share purchase in accordance with the terms of the Prospectus, or as is otherwise disclosed in the Prospectus from time to time. The parties each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon subsequent finalization of the then-current public offering price of Shares. Distributor agrees to notify investors promptly of the number of Shares received upon the finalization of the offering price.

g. Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise.

h. Distributor agrees that Clients submitting orders for Shares shall be entitled to cancel such orders at any time up to five business days before the date as of which Shares are to be issued, or as otherwise stated in the Prospectus. Distributor agrees that no Shares will be issued to any Clients until the end of the initial offer period as described in the Prospectus.

i. Dealer acknowledges that tender offers for the repurchase of Shares may be made by the Fund, and, if made, will be made subject to the terms summarized in the Prospectus and provided in the tender offer materials and that, as such, the Fund will only make repurchase offers when authorized by its board of trustees. Dealer expressly acknowledges and understands that Shares will not be repurchased by Distributor or the Fund (other than through tender offers from time to time, if any) and that no secondary market for the Shares exists currently or is expected to develop.

j. Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor which consent will not be unreasonably withheld. Any approved sub-selling agent shall be required to enter into an agreement with the Dealer which agreement shall be subject to Distributor’s approval. The foregoing shall not prohibit or limit Dealer’s ability to utilize the assistance of its affiliates to assist Dealer in performing its obligations under this Agreement.

k. [Dealer acknowledges that the Fund is relying on an exemptive order, issued by the SEC on December 26, 2012, in order to offer investors multiple classes of shares (the “Multi-Class Order”). Dealer acknowledges that all offers and sales of Shares pursuant to this Agreement are subject to the terms and conditions in the Multi-Class Order, and Dealer agrees to comply with such terms and conditions in the offer and sale of the Shares.]1

SECTION 3. DUTIES OF DEALER

a. Dealer agrees to deliver to each of its Clients making purchases, prior to the time of sale, a copy of the Fund’s then current Prospectus, a subscription application (the “Subscription Application”), a fee disclosure statement substantially in the form attached hereto as Exhibit B (the “Fee Disclosure Statement”) and may deliver certain other investor materials approved for use by the Distributor, including without limitation, the information contained in certain related marketing material, all as amended from time to time (together with the Prospectus, the Subscription Application and the Fee Disclosure Statement collectively, the “Offering Materials”).

b. Dealer agrees to record on the order the date on which the order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

c. Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

d. Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and upon request from a regulatory authority or as required under applicable law to furnish such regulatory authority with copies of such records.

e. Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

f. Dealer agrees that it will assist with the following Dealer Shareholder (as defined in Section 4(b)) services on an ongoing basis:

(i)	handling inquiries regarding the Fund from Dealer Shareholders who own Shares, including but not limited to, questions concerning such Dealer Shareholders’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

[1]	Note: to be included for Blackstone Real Estate Income Fund II only.

(ii)	assisting in the enhancement of relations and communications between Dealer Shareholders and the Fund;

(iii)	assisting in the establishment and maintenance of Dealer Shareholders’ accounts with the Fund, including upon reasonable request, informing Distributor of any changes in the account information of a Dealer Shareholder;

(iv)	assisting in receiving and forwarding purchase and repurchase requests and the facilitation of payments to and from Dealer Shareholders; and

(v)	providing such other similar services as Distributor may reasonably request to the extent Dealer is permitted to do so under applicable statutes, rules and regulations.

g. If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes and Distributor will have no liability whatsoever for continuing to rely upon such information.

h. Distributor acknowledges that Dealer will not at any time be responsible for performing recordkeeping or accounting services with respect to the Fund or any Dealer Shareholder’s accounts with the Fund. The Distributor shall, or shall cause its delegate to, promptly inform the Dealer of the Fund’s monthly net asset value and net asset value per Share or in certain instances estimates thereof, as soon as reasonably practicable following the finalization of the Fund’s net asset value applicable to a subscription or repurchase of Shares. Dealer is authorized to communicate such information to Clients and to use such information for the purpose of preparing periodic account statements for Dealer Shareholders. In the event that an estimated net asset value is provided to Dealer by the Distributor or its delegate in lieu of definitive values, Dealer and Distributor agree that appropriate disclosures shall be made by the party providing such information.

SECTION 4. DEALER COMPENSATION

a. Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be in the amount set forth on Exhibit A hereto. Distributor agrees that Dealer shall receive the upfront sales load, if any, directly from Clients.

b. Distribution and Servicing Fees. Dealer shall be entitled to receive from Distributor distribution and servicing fees, if any, in the amount set forth on Exhibit A hereto. [These fees, if payable, will be calculated monthly and paid quarterly based on the value of Shares at the end of each month in a calendar quarter, with payment occurring within 30 days after the end of each calendar quarter.]2 Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation

[2]	Note: to be included for Blackstone Real Estate Income Fund II only.

described in Exhibit A until Distributor receives the related compensation from the Fund in the form of an asset-based distribution and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation to Dealer for such payments is limited solely to the Related Compensation. Distributor agrees to use its commercially reasonable efforts to secure all Related Compensation from the Fund. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of Shares held by Dealer Shareholders for as long as Dealer Shareholders hold Shares through an account maintained by the Dealer Shareholder at the Dealer, subject to the limitations set forth in Section 4(e). Distributor agrees that payments to Dealer described in this Section 4(b) shall, upon the direction of Dealer, be paid on behalf of Dealer directly to affiliates of Dealer which serve as Dealer’s clearing brokers it being understood that such compensation will be paid to Dealer by the clearing broker for Dealer’s provision of services hereunder.

c. Advisory Client Payments. Distributor acknowledges that Dealer is also an investment advisor providing investment advisory and non-discretionary investment management services to certain of its customers (“Advisory Clients”) that may become Dealer Shareholders. Distributor agrees that Dealer shall have the right but not the obligation to promote and market, and to introduce Advisory Clients to the Fund subject to the provisions of this agreement. The parties agree that, to the extent that a Dealer Shareholder is an Advisory Client, Dealer shall be permitted to rebate any and all distribution or servicing fees, paid to Dealer hereunder with respect to such Advisory Client, for as long as such Dealer Shareholder remains an Advisory Client of Dealer, it being understood that Dealer will enter into a separate advisory agreement with such Advisory Client from whom Dealer will receive payment. Dealer also agrees that it shall not charge an upfront sales load on any investment made by a Dealer Shareholder that is an Advisory Client.

d. Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon sixty days’ prior written notice to the Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund for any Shares of the Fund acquired after the expiration of the sixty day prior written notice period, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (b) otherwise by operation of law. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to the Distributor or Dealer by the Fund. Distributor agrees to promptly notify Dealer after any material changes to the amount of the maximum sales charge or Related Compensation as described in the Fund’s Prospectus.

e. FINRA Conduct Rules. In accordance with applicable FINRA Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, the amounts listed on Exhibit A hereto.

f. The Distributor agrees that it will monitor on an ongoing basis the payment of underwriting compensation, if any, set forth in the Prospectus by the Distributor, the Fund and their respective affiliates in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to the Dealer no less frequently than quarterly. As used herein, “underwriting compensation” means all amounts constituting sales charges under Rule 2830(d) of the FINRA Conduct Rules (other than any front-end sales charges charged by Dealer in connection with the sale of Shares).

g. Except as noted in this agreement, no portion of the compensation paid to the Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by the Dealer, other than a sub-selling agent approved by Distributor, without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion. Except as noted in this agreement, Dealer will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

SECTION 5. REPURCHASES

The Prospectus for the Fund describes the provisions whereby the Fund is expected to be authorized to repurchase Shares held by shareholders. The Distributor hereby agrees to notify Dealer of the receipt of any repurchase notice from a client of the Dealer upon its receipt by Distributor.

SECTION 6. FUND INFORMATION

a. Dealer agrees that neither it nor any of its principals, directors, officers or employees, is authorized to give any information or make any representations concerning Shares except those contained in the Offering Materials and in research reports prepared by Dealer and its affiliates (“Research Reports”) to current and prospective investors.

b. Distributor will supply to Dealer reasonable quantities of Offering Materials as approved by Distributor, the Fund and any of their respective affiliates, and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to the Dealer. Distributor agrees that Dealer may use information in the Offering Materials in its Research Reports given to current and prospective investors. Dealer agrees to use with Clients only advertising or sales material relating to the Fund that: (i) is supplied by Distributor, or (ii) conforms to the requirements of applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares and is approved in writing by Distributor or any of its affiliates (including, but not limited to, Blackstone Real Estate Income Advisors L.L.C.) in advance of its use provided that no approval shall be required of Research Reports.

SECTION 7. REGISTRATION OF SHARES

a. Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold. Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. If the Shares may not be offered in any particular jurisdiction in the United States, Distributor will promptly so notify Dealer.

b. Dealer agrees not to transact orders for Shares in jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

a. In addition to the representations and warranties found elsewhere in this Agreement Distributor represents and warrants that:

(i)	It is a limited partnership duly organized and existing and in good standing under the laws of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii)	It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	As of the date hereof and at any time during the term of this Agreement, the Offering Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. However, Distributor makes no representation or warranty whatsoever, with respect to any written information about Dealer that is furnished by Dealer for inclusion in the Offering Materials (“Dealer Supplied Information”) or information omitted from Offering Materials in reliance upon or in conformity with Dealer Supplied Information.

(v)	There is not pending or, to the best knowledge of Distributor, threatened any action, suit, or proceeding before or by an court or other governmental body to which Distributor is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business, or prospects of Distributor. Distributor has not received any notice of an investigation regarding any actual or alleged non-compliance by Distributor with applicable laws, rules, or regulations.

(vi)	The Shares are (or will be, before being authorized for sale) currently registered, qualified, or exempt from registration in each State of the United States, and Distributor will promptly notify Dealer in writing if any such registration, qualification, or exemption ceases to be effective.

(vii)	It shall notify Dealer, promptly in writing, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Fund, the Distributor, or the Distributor’s principals, affiliates, officers, directors, employees or agents, or any person who controls Distributor, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”).

(viii)	If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 19.

b. In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii)	It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(v)	All material litigation and regulatory actions involving Dealer and its affiliates are described in the periodic public Form 10-K and 10-Q filings made by [ ] with the SEC.

(vi)	It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

(vii)	As of the date hereof and at any time during the term of this Agreement, all Dealer Supplied Information does not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. However, Dealer makes no representation or warranty whatsoever, with respect to any written information in Research Reports about Distributor, the Fund or any of their respective affiliates that was provided or approved by Distributor, the Fund or any of their respective affiliates expressly for use with Clients and made available or furnished to Clients “Distributor Supplied Information” or information omitted from Research Reports in reliance upon or in conformity with Distributor Supplied Information.

(viii)	If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 19.

SECTION 9. INDEMNIFICATION

a. The Distributor will indemnify, hold harmless, and defend the Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials or other written information approved or supplied by Distributor, its affiliates or agents (other than untrue statements in or omissions from (a) Dealer Supplied Information or (b) Research Reports not made in reliance upon or conformity with the Offering Materials or Distributor Supplied Information), (ii) any material breach by the Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by the Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that the Distributor will not be liable to and will not have any indemnification obligation to any Covered Person to the extent that such Covered Claim has resulted from any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to the Distributor in the event that such expenses resulted from Disabling Conduct.

b. Dealer will indemnify, hold harmless, and defend the Fund, the Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Blackstone Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Blackstone Covered Claims”) arising directly out of or relating to (i) claims brought by Clients in connection with the Dealer’s or any Dealer Representative’s (as defined in Section 11) placement of the Shares, (ii) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any Dealer Supplied Information or any Research Report (other than untrue statements in, or omissions from: (a) the Offering Materials not made in reliance upon or conformity with Dealer Supplied Information; or (b) Distributor Supplied Information), (iii) any material breach by Dealer of any representation, warranty or agreement contained in this Agreement, or (iv) any willful misconduct, fraud or gross negligence by Dealer in the performance of, or failure to perform, its obligations under this Agreement; provided that the Dealer will not be liable to and will not have any indemnification obligation to any Blackstone Covered Person to the extent that such Blackstone Covered Claim has resulted from any Blackstone Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Blackstone Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Blackstone Covered Person resulting from this Section 9(b) will be repaid to the Dealer in the event that such expenses resulted from Blackstone Disabling Conduct.

c. Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (a) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (b) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

d. Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

e. The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

SECTION 10. ANTI-MONEY LAUNDERING

a. The Distributor represents that it is aware of the United States laws and regulations relating to currency reporting and money laundering applicable to it, including, but not limited to (i) the United States Bank Secrecy Act and implementing regulations; and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together with the related implementing rules and regulations, the “USA PATRIOT Act”). To ensure compliance with those laws, rules and regulations, the Distributor represents that (i) it has implemented an anti-money laundering program reasonably designed to comply with such laws and regulations; (ii) its anti-money laundering program contains processes, procedures and systems reasonably designed to ensure compliance with economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”) (all of the sanctions programs referred to in this clause (ii), collectively, “OFAC Sanctions”), as applicable; and (iii) it has implemented and currently maintains procedures that are reasonably designed to comply with applicable OFAC Sanctions and the Distributor or its designee shall apply such procedures in a manner reasonably designed to ensure that the Distributor remains in compliance with such OFAC Sanctions programs with respect to any Fund shareholder who is not a Client.

b. Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering and anti-terrorist laws and regulations applicable to it, including, but not limited to, applicable provisions of the USA PATRIOT Act, the OFAC Sanctions programs, the Bank Secrecy Act, and regulations thereunder. Additionally, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not accept investments in any fund, directly or indirectly, from a person, government, organization or entity who is the subject of OFAC Sanctions,. In addition, Dealer represents and warrants that it has a Customer Identification Program (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. The Dealer acknowledges and agrees that it will (i) apply on an ongoing basis its anti-money laundering, CIP and OFAC Sanctions programs to its Clients that are subscribing to become shareholders of the Fund and (ii) notify the Distributor if any Client that is subscribing to become a shareholder of the Fund appears is the subject or target of any OFAC Sanctions, which such notification shall be made prior to such Client’s investment in the Fund. The Dealer agrees that, upon written request, it will provide the Fund or the Fund’s administrator with a current copy of Dealer’s AML representation letter, which shall be substantially similar to the AML representation letter attached hereto as Exhibit C. In the event of a court order or an inquiry from, or a requirement of, competent legal or regulatory authorities in a competent jurisdiction, Dealer will, upon request, furnish the Distributor, Fund or its administrator(s) with a copy of the customer identification documents to the extent not prohibited by applicable law. Dealer understands that if it declines to provide a copy of customer identification documents resulting from a court order or an inquiry from, or a requirement of, competent legal or regulatory authorities in a competent jurisdiction, unless Dealer is prohibited under applicable law from providing such customer information, the Distributor on the Fund’s behalf, or the Fund, may (i) refuse to accept such Client’s subscription to purchase Shares of the Fund; or (ii) with respect to a Client with investments in the Fund, compulsorily repurchase such Client’s Shares, or take any other appropriate action permitted or required under applicable law regarding such Client.

SECTION 11. CONFIDENTIALITY, COMMUNICATIONS, NON DISPARAGEMENT

a. Each of the parties acknowledges that it is or may become aware of Confidential Information or Customer Information (each as defined below) each in connection with the performance of this Agreement. For purposes of this Section 11, Distributor Representatives and Dealer Representatives (each as defined in this Section) may be referred to herein individually and collectively as “Representatives.”

b. The Distributor hereby acknowledges that it has received or will receive written and/or oral information, including the names of Clients (such information being referred to in this Section 11 as “Customer Information”) from Dealer regarding those Clients that subscribe for Shares and that all such Customer Information has been or will be furnished to it subject to the provisions of this Section 11.

Distributor agrees that it will use, and that it will ensure that all of its employees, officers, directors, representatives, affiliates and agents providing services with respect to the Fund (“Distributor Representatives”) use, the Customer Information solely in connection with the subscription for Shares by each Client, the booking of such Shares, communicating with such Clients, the administration of the Fund and the performance of their respective roles with respect to the Fund and the Shares. Furthermore, Distributor agrees that it will not disclose or make available, and will ensure that none of the Distributor Representatives disclose or makes available, any Customer Information to any person or entity that does not have a need to know such Customer Information in connection with the foregoing.

c. Dealer acknowledges and agrees that Distributor and its Representatives may disclose Customer Information or portions thereof (i) as may be consented to by Dealer or its Representatives, (ii) to each other; (iii) at the request of or as required by a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of Distributor or its Representatives by regulatory examiners; (iv) to their internal or external attorneys or auditors; and (v) as required by law, regulation or court order. In any of the circumstances mentioned in clauses (iii) or (v), Distributor shall (to the extent permitted by law and to the extent practicable) give Dealer reasonable prior notice of any such disclosure and, in any event, advise Dealer (to the extent not prohibited by law or regulation) of any such disclosure after it is made. The Distributor shall be responsible for any breach of this Agreement by its Representatives.

d. Dealer hereby acknowledges that it has received or will receive written and/or oral information from the Distributor considered confidential and/or proprietary in connection with the performance of this Agreement. For purposes of this Agreement, Confidential Information means any information disclosed by the Distributor, relating to itself, the Fund or their respective affiliates, to Dealer or Dealer Representatives (as defined below) in the course of performing this Agreement, which is or should reasonably be understood to be, confidential and/or proprietary to the Funds and/or the Distributor including, but not limited to, information about the Fund’s actual or potential portfolio holdings and investments, investment and/or risk management techniques. Dealer agrees that it will use any Confidential Information solely in connection with its obligations, duties and undertakings pursuant to this Agreement and for no other purpose whatsoever.

e. Notwithstanding the foregoing, Confidential Information does not include information that (i) is independently developed by Dealer or its Representatives; (ii) is or becomes publicly known without a breach of this Agreement by Dealer or its Representatives; (iii) is disclosed to the Dealer or its Representatives by a third party not under an obligation of confidentiality to the Disclosing Party of which the Dealer or its Representatives should reasonably be aware; or (iv) is in the Dealer or its Representatives’ possession prior to the date of this Agreement unless already provided by Distributor.

f. Dealer agrees to hold, and to cause its employees, officers, directors or agents (collectively, “Dealer Representatives”) to hold, the Confidential Information in strict confidence.

g. The Confidential Information shall be kept confidential in accordance with the terms hereof by Dealer and its Representatives and shall not be disclosed by Dealer or its Representatives except (i) as may be consented to by Distributor or its Representatives (ii) to each other; (iii) at the request of a government, regulatory or tax agency (including any self-regulatory agency) or in connection with an examination of Dealer or its Representatives by regulatory examiners; (iv) to their internal or external attorneys or auditors; or (v) as required by law, regulation or legal or judicial process. In any of the circumstances mentioned in clauses (iii) and (v) in this Section 11(g) involving a targeted inquiry regarding the Fund, Dealer shall (to the extent permitted by law or regulation and to the extent practicable) give Distributor reasonable prior notice of any such disclosure and, in any event, advise Distributor (to the extent not prohibited by law or regulation) of any such disclosure after it is made. Dealer shall be responsible for any breach of this Agreement by its Representatives.

h. Notwithstanding the foregoing, neither Dealer nor its Representatives will be in breach of this Section 11 by distributing to Clients copies of the Fund documents, other information, marketing materials and any other documents or information approved in advance by Distributor in writing.

i. Upon Distributor’s written request, Dealer shall return Confidential Information in its possession; provided, however, that Dealer may maintain copies of Confidential Information as required by law or regulation, or Dealer internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

j. Each party agrees to comply with the requirements of applicable law relating to the protection of data and information.

k. Each party hereto agrees that money damages may not be a sufficient remedy for any breach of this Section 11 by either party hereto or their respective Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

l. The Distributor agrees to provide to Dealer copies of any standard communications and/or reports contemporaneously with their distribution to Clients including, but not limited to, account statements, monthly and/or quarterly investor materials, and any other standard investor materials, that the Fund, the Distributor, or any of their respective affiliates provide to Clients relating to the Fund in a format and within a time period that has been mutually agreed upon by the Distributor and Dealer. The Distributor agrees that Dealer may use any information contained in such communications in any statement, report, or other marketing or sales material that Dealer provides to prospective investors and Clients in respect to the operation and performance of the Fund. Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients.

m. During the term of this Agreement and as set forth in Section 18 hereof beginning immediately upon the date that this Agreement is terminated pursuant to Section 13, Distributor shall not and shall cause its employees, directors, partners and affiliates not to knowingly and directly or indirectly request, induce, or attempt to induce any Client to terminate or not renew its relationship with Dealer or its affiliates. For the avoidance of doubt, nothing in this Section 13 shall preclude Distributor or its affiliates from soliciting a Client to do business with Distributor or its affiliates.

n. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from activities directly attributable to the Fund or Blackstone Real Estate Income Master Fund. The preceding sentence shall not apply to The Blackstone Group L.P. or any of its affiliates with respect to Customer Information that is received by such parties.

SECTION 12. PRIVACY

Each of the Distributor and the Dealer agree to comply with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other applicable federal and state privacy laws, including those which may be enacted in the future.

SECTION 13. TERMINATION; AMENDMENT

a. This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose.

b. In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Dealer.

c. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Dealer.

d. This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

e. This Agreement may be amended by the Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (ii) otherwise by operation of law.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

a. The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

b. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

The representations, warranties and covenants of the undersigned contained in this Agreement, including, without limitation, Sections 8, and 10 and the indemnification clause contained in Section 9 hereof, shall survive any termination of this Agreement. The confidentiality obligations contained in Section 11 hereof shall survive for two (2) years following the termination of this Agreement.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit D attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. ENTIRE AGREEMENT

a. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by the parties.

b. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

BLACKSTONE ADVISORY PARTNERS L.P.

By:
Name:
Title:
Date:

[ ]

By:
Name:
Title:
Date:

EXHIBIT A3

Name of Fund	Share Class	Sales Load	Distribution and Service Fee (based on aggregate value of Shares held by Dealer Shareholders, annualized)	Maximum Compensation per FINRA Conduct Rule 2830
Blackstone Real Estate Income Fund	Common Shares of Beneficial Interest	up to 3.0%	0.75%	6.25% of the total gross sales proceeds of the Fund
Blackstone Real Estate Income Fund II	Advisor Class I Shares of Beneficial Interest	up to 0%	0.25%	6.25% of the total gross sales proceeds of the Fund
Blackstone Real Estate Income Fund II	Institutional Class II Shares of Beneficial Interest	up to 0%	0%	6.25% of the total gross sales proceeds of the Fund

[3] Note:	Share class(es) offered to be modified depending on whether the agreement is for Blackstone Real Estate Income Fund or Blackstone Real Estate Income Fund II.

EXHIBIT B

[Provided separately]

EXHIBIT C

[Provided separately]

EXHIBIT D

NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:	[____________]

If to the Fund:	Blackstone Real Estate Income Fund [II]
Attn: [ ]
345 Park Avenue, 42nd Floor
New York, New York 10154

If to the Distributor:	Blackstone Advisory Partners L.P.
Attn: [ ]
345 Park Avenue
New York, New York 10154

with a copy, which shall not constitute notice, to

Blackstone Real Estate Income Fund [II]
Attn: [ ]
345 Park Avenue, 42nd Floor
New York, New York 10154